Exhibit 3.1

CERTIFICATE OF MERGER
FOR THE MERGER OF
AUGUST ACQUISITION CORP.
WITH AND INTO
AUGMEDIX, INC.

October 5, 2020

Pursuant to Section 251(c) of the
General Corporation Law of the State of Delaware

Augmedix, Inc., a Delaware corporation (the “Company”), does hereby certify to the following facts relating to the merger (the “Merger”) of August Acquisition Corp., a Delaware corporation (“Merger Sub”), with and into the Company, with the Company remaining as the surviving corporation of the Merger (the “Surviving Corporation”):

FIRST:	The Company is incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”). Merger Sub is incorporated pursuant to the DGCL. The Company and Merger Sub are the constituent corporations in the Merger.

SECOND:	An Agreement and Plan of Merger, dated as of October 5, 2020 (the “Merger Agreement”), by and among Malo Holdings Corporation, a Delaware corporation, Merger Sub and the Company has been approved, adopted, certified, executed and acknowledged by each of the Company and Merger Sub in accordance with the provisions of Section 251(c) of the DGCL and the requisite stockholders of the Company and Merger Sub have given their written consent thereto in accordance with Section 228 of the DGCL.

THIRD:	In accordance with the Merger Agreement and upon the effectiveness of this filing, Merger Sub will merge with and into the Company. The name of the Surviving Corporation of the Merger shall be “Augmedix Operating Corporation.”

FOURTH:	Upon the effectiveness of the Merger, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as set forth in Exhibit A attached hereto.

FIFTH:	The Surviving Corporation is a corporation formed and existing under the laws of the State of Delaware.

SIXTH:	The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation at 1161 Mission Street, #LL, San Francisco California, 94103.

SEVENTH:	A copy of the executed Merger Agreement will be furnished by the Surviving Corporation on request and without cost, to any stockholder of any constituent corporation of the Merger.

EIGHTH:	The Merger shall become effective upon filing of this Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions of Sections 103 and 251(c) of the DGCL.

IN WITNESS WHEREOF, the Company has caused this Certificate of Merger to be executed by its duly authorized officer as of the date first above written.

Augmedix, Inc.

By:	/s/ Emmanuel Krakaris
Name:	Emmanuel Krakaris
Title:	Chief Executive Officer

[Signature Page to Certificate of Merger]

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF
AUGMEDIX OPERATING CORPORATION

ARTICLE I: NAME

The name of the corporation is Augmedix Operating Corporation (the “Corporation”).

ARTICLE II: AGENT FOR SERVICE OF PROCESS

The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Rd #403-B, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Vcorp Services, LLC.

ARTICLE III: PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV: AUTHORIZED STOCK

The total number of shares of stock that the Corporation has authority to issue is 1,000 shares, all of which shall be common stock, $0.0001 par value per share.

ARTICLE V: AMENDMENT OF BYLAWS

The Board of Directors of the Corporation shall have the power to adopt, amend or repeal bylaws of the Corporation.

ARTICLE VI: VOTE BY BALLOT

Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE VII: DIRECTOR LIABILITY

To the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

To the fullest extent permitted by law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. Any repeal or modification of this provision shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.